File No.  33-22970
                                                              Filed pursuant to
                                                             Rule 424(b)(3) and
                                                                    Rule 424(c)

PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus dated September 16, 1996)


                                 148,400 Shares


                                  PepsiCo, Inc.

                                  CAPITAL STOCK
                        (Par Value 1-2/3 Cents Per Share)


        This Prospectus Supplement supplements the accompanying Prospectus and relates to an aggregate of 148,400 shares of Capital Stock, par value 1-2/3 cents per share ("Capital Stock"), of PepsiCo, Inc. ("PepsiCo"), offered by or for the account of certain non-employee directors of PepsiCo (the "Selling Stockholders") in order to permit such person to sell or otherwise dispose of such securities from time to time. Certain information concerning the Selling Stockholders and their ownership of PepsiCo Capital Stock is set forth in this Prospectus Supplement under the caption "SELLING STOCKHOLDERS".


             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
                BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS
                   THE COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.


        No person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by PepsiCo. Neither this Prospectus Supplement nor the accompanying Prospectus constitutes an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Neither delivery of this Prospectus Supplement or the accompanying Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof.




           The date of this Prospectus Supplement is November 25, 1997

        Set forth below is certain information with respect to the Selling Stockholders, which information supersedes in its entirety the information under the heading "Selling Stockholders" in the accompanying Prospectus.

                              SELLING STOCKHOLDERS

        Each of the Selling Stockholders has been a director of PepsiCo since November 1994, except for Messrs. Ray L. Hunt and Peter Foy, who were elected to PepsiCo's Board April 1, 1996 and July 24, 1997, respectively. The address for each Selling Stockholder is c/o PepsiCo, Inc., 700 Anderson Hill Road, Purchase, New York 10577.

-------------------------- -------------- --------------- ----------------- -------------
                                             Shares/
                                             Options          Shares/
                             Shares of      Previously        Options          Total
                              Capital        Received         Received       Shares of
                               Stock       Pursuant to    Pursuant to the     Capital
                           Beneficially      the Plan      Plan in 1997**      Stock
                              Owned*                                          Offered
-------------------------- -------------- --------------- ----------------- -------------

John F. Akers                   31,962          11,507             3,397       14,904
Robert E. Allen                 13,176           7,979             3,397       11,376
Peter Foy                        3,442            -0-              3,442        3,442
Ray L. Hunt                      7,036           3,639             3,397        7,036
John J. Murphy                  28,054          21,057             3,397       24,454
Sharon Percy Rockefeller        69,127          21,911             3,397       25,308
Franklin A. Thomas               8,036           3,639             3,397        7,036
P. Roy Vagelos                  43,672          10,275             3,397       13,672
Arnold R. Weber                 47,052          37,775             3,397       41,172
                               --------        -------            -------    --------
                               251,557         117,782            30,618      148,400
-------------------------- -------------- --------------- ----------------- -------------

* These figures represent the number of shares of PepsiCo Capital Stock beneficially owned by each non-employee director as of November 21, 1997, including the total number of shares, or currently exercisable options to purchase shares, of PepsiCo Capital Stock received under the Plan.

** These amounts reflect currently exercisable options which were granted in 1997. No shares of stock were granted in 1997.